NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of common stock (the 'Common Stock') of TCP International Holdings Ltd. (the 'Company') from listing and registration on the Exchange at the opening of business on March 28, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company had not filed with the Commission its December 31, 2015 Form 10-K and Form 10-Q filings for September 30, 2015, March 31, 2016, June 30, 2016 and September 30, 2016 in the required timeframe. 1. Section 802.01E of the NYSE Listed Company Manual states, in part, that in no event will the Exchange continue to trade a company's securities if that company (i) has failed to cure its filing delinquency or (ii) is not current with all subsequent reports, on the date that is twelve months after the company's initial filing delinquency. 2. The Exchange, on November 21, 2016, determined that the Common Stock should be suspended from trading and directed the preparation and filing with the Commission this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and by letter on November 21, 2016. 3. Pursuant to the above authorization, a press release was issued and an announcement was made on the 'ticker' of the Exchange at the close of the trading session on November 21, 2016. Similar information was included on the Exchange's website. Trading in the Common Stock was suspended at the close of trading on November 21, 2016. 4. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such request within the specified time period but formally withdrew such request on March 15, 2017. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.